SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 25, 2004

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100, Spokane WA,	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 25, 2004, Potlatch Corporation issued the following news release:

“SPOKANE, Wash.—(BUSINESS WIRE)—Aug. 25, 2004—Potlatch Corporation (NYSE:PCH) today announced that the company has signed a definitive agreement for the sale of its oriented strand board (OSB) plants and associated assets, including a cogeneration facility, to Ainsworth Lumber Co. Ltd for $457.5 million in cash.

Potlatch’s OSB plants, located at Grand Rapids, Bemidji and Cook, Minnesota, produce approximately 1.3 billion square feet (3/8” basis) of commodity and specialty OSB products. In addition to the sale of the plants and related assets, Ainsworth will also acquire certain intellectual property from Potlatch. The approximate book value of the OSB plants and associated assets, including working capital, is $180 million.

Ainsworth Lumber Co. Ltd, headquartered in Vancouver, British Columbia, is a leading producer of oriented strand board in North America with total OSB capacity of 2.0 billion square feet (3/8” basis).

The sale is subject to customary closing conditions, including regulatory clearances, and should be completed in the third quarter of 2004. Goldman, Sachs & Co. acted as financial advisor to Potlatch.

Potlatch’s Bemidji lumber mill, located near the Bemidji OSB plant site, will continue to be owned and operated by Potlatch. Potlatch is also Minnesota’s largest private forestland owner and will continue to manage its 320,000 acres of forestlands in Minnesota.

Potlatch Chairman and Chief Executive Officer L. Pendleton Siegel emphasized that the sale of the company’s OSB plants and associated assets is consistent with Potlatch’s underlying strategy of increasing shareholder value.

“Our oriented strand board business has been very profitable in the last 18 months and contributed greatly to Potlatch’s profitability during that period,” Siegel noted. “Prior to the Ainsworth offer, Potlatch had not planned to sell the oriented strand board plants. However, after considering Ainsworth’s offer in relation to the OSB plants’ value to Potlatch over the long term, it was apparent that Ainsworth’s strengths, opportunities and synergies allowed Ainsworth to place a price acceptable to us on Potlatch’s OSB plants.” Siegel went on to say, “As a result, Potlatch’s board believed accepting the Ainsworth offer was of greater long-term benefit to Potlatch shareholders than continuing to operate the OSB plants under Potlatch ownership.”

Siegel added that Potlatch has been consistently working to reduce debt and achieve a more conservative debt-to-equity ratio. “Cash proceeds of this transaction after taxes, combined with current cash on hand, will roughly equal the $600 million in debt remaining after this transaction. However, given the current interest rate markets, our first attractive opportunity to repay debt will be to call the $250 million subordinated bonds in 2006. The Potlatch board is evaluating strategic options for use of excess cash to increase shareholder value,” Siegel concluded.

“Our primary remaining asset in the Minnesota — 320,000 acres of forestland — has been managed for long-term sustainable production and has been third-party certified to demonstrate our commitment to responsible stewardship and to enhance the marketability of our wood. We also have a highly competitive lumber manufacturing facility in Bemidji, Minnesota, which we will continue to operate,” Siegel stated.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.

Additional information is available on the Potlatch Corporation website at www.potlatchcorp.com. Information about Ainsworth Lumber Co. Ltd. can be found at www.Ainsworth.com.

Q&A

Potlatch sells Minnesota OSB business operations to Ainsworth Lumber Co. Ltd.

Q: Potlatch’s OSB business has been largely responsible for Potlatch’s profitability for the last year and a half. Why would Potlatch sell its most profitable asset?

A: Potlatch’s underlying strategy is to create value for shareholders over time and the board has a fiduciary responsibility to consider any offer for any asset that could result in greater shareholder value than continuing to operate that asset. Strategically, we have considered OSB to be a good business and we have invested in new equipment and upgrades with that in mind. Our OSB business has been very profitable in the last 18 months and contributed greatly to Potlatch’s profitability. Prior to the Ainsworth offer, Potlatch had not planned to sell the OSB business. However, after considering the OSB business’s value to Potlatch over the long term in relation to Ainsworth’s offer, it became apparent that Ainsworth places a higher value on Potlatch’s OSB business because of the strengths, opportunities and synergies Ainsworth’s existing facilities bring to the business. As a result, Potlatch’s board believes accepting the Ainsworth offer provides greater long-term benefit to Potlatch shareholders than continuing to operate the OSB business.

Q: Why is Ainsworth better suited to operate the plants profitably over the long term?

A. Ainsworth is a larger player in the OSB business than Potlatch and they are more geographically diverse, which expands their potential markets and ability to grow. They also have secured important export markets that are less attractive to Potlatch due to location and which can benefit from proprietary technology it will acquire from Potlatch.

Q: What is the sale price and what is being sold?

A: Ainsworth will pay Potlatch roughly $457.5 million for the OSB plants and related facilities at Grand Rapids, Bemidji and Cook, Minnesota. The sale price also includes working capital. The Bemidji lumber mill, which is located near the Bemidji OSB plant site, is not part of the transaction nor is Potlatch’s 320,000 acres of forestlands. Potlatch will continue to be the largest private landowner in Minnesota and will continue to manage its forestlands to supply regional mills, including Ainsworth’s.

Q: What is Potlatch’s estimated book value of the OSB facilities and assets that are being sold to Ainsworth?

A: Our best estimate at this time is $180 million, including working capital. We expect that will vary somewhat by the time the deal closes because of anticipated changes in working capital.

Q: Potlatch sold a major division in Minnesota two years ago and is continuing to sell forestland tracts. Is Potlatch leaving Minnesota?

A: Potlatch has no intention of leaving Minnesota. We continue to actively manage our Minnesota forestlands and forestland sales will continue to be strategic and relatively small in comparison to Potlatch’s total Minnesota forestland asset. Potlatch will continue to operate the Bemidji lumber mill located adjacent to the Bemidji OSB plant.

Q: How many employees are affected by this sale? How many will lose their jobs? What will happen to the benefits and labor contracts in the OSB business operations.

A: There are approximately 600 active employees in Potlatch’s OSB business operation. Ainsworth has agreed to offer employment to all active employees and to provide substantially comparable wages and benefits in the aggregate as Potlatch. Potlatch and Ainsworth will work to obtain an extension to the existing labor agreement covering the PACE employees at the Grand Rapids operation.

Q: What is the company going to do with the money?

A: Potlatch has been consistently working to reduce debt and achieve a more conservative debt-to-equity ratio. After tax cash proceeds of this transaction, combined with current cash on hand, will approximate the level of debt remaining after this transaction ($600 million). In short, Potlatch will have enough cash to pay off all of its debt. However, given current interest rate markets there are no effective ways to call and repay debt, and our first attractive opportunity will be to call the $250 million subordinated bonds in 2006. The Potlatch board is evaluating strategic options for use of excess cash to serve the best interest of shareholders.

Q: Will Potlatch consider creating a Real Estate Investment Trust (REIT) with its forestlands?

A: Potlatch’s board of directors continues to review various strategies for increasing shareholder value, including alternative ownership options for its forestlands such as a REIT. However, there is no current plan for conversion to a REIT.

Q: Will Potlatch sell wood to Ainsworth?

A; Yes, we will have a separate wood supply agreement as part of the sale. However, Potlatch will also sell wood to other producers in the region. Potlatch will continue to supply wood to the Bemidji lumber mill, which remains in Potlatch ownership.

Q: How long has the OSB business been for sale?

A; Prior to Ainsworth’s offer, Potlatch had not been soliciting the sale of the OSB business and the business was not considered as being for sale. The Ainsworth offer represented a significant opportunity and therefore the Potlatch board gave it full consideration and ultimately determined the sale to be in Potlatch shareholders’ best interests over the long term.

Q: Are any other of Potlatch’s assets or the entire company for sale?

A: Potlatch’s board has a responsibility to its shareholders to review and consider any legitimate offers for any of its assets to determine if the sale is in the Potlatch shareholders’ interests. That said, the company is happy with its current asset base and believes all of its remaining businesses will provide sufficient return on invested capital over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2004

POTLATCH CORPORATION

By:	/S/ MALCOLM A. RYERSE
Malcolm A. Ryerse
Corporate Secretary